Exhibit 10.1

WELLPOINT

120 Monument Circle

Indianapolis, IN 46204

February 6, 2013

Mr. Joseph R. Swedish

[intentionally omitted]

Re: Offer Letter

Dear Joe:

We are pleased to extend to you our offer to join WellPoint, Inc., an Indiana corporation (the “Company”), as Chief Executive Officer of the Company (the “CEO”). If you accept this offer, your start date will be during the second calendar quarter of 2013 on a date mutually agreed to by you and the Chair of the Board of Directors of the Company (the “Board”), or such earlier date as mutually agreed to by you and the Chair of the Board (such date, the “Start Date”). This letter (“Offer Letter”) serves as confirmation of our offer subject to the contingencies listed below.

Position and Duties. As of the Start Date, you will (1) be employed by the Company as CEO, with such duties as are commensurate with such position and as are customarily exercised by a person holding such position in companies of the size and nature of the Company, (2) report to the Board, (3) be appointed to the Board effective as of the Start Date and be nominated for reelection to the Board in each such year thereafter in which your term as a director is set to expire and such Board service shall be for no additional compensation, (4) serve as a member of the board of directors of any of the Company’s subsidiaries to which you are elected for no additional compensation, and (5) perform your duties primarily at the Company’s headquarters in Indianapolis, Indiana. During your employment with the Company, you will be permitted to (A) serve on civic or charitable boards or committees and (B) serve on one non-competitive for-profit board, so long as such activities do not significantly interfere with the performance of your responsibilities as an officer and employee of the Company in accordance with this Offer Letter.

Base Salary. Your base salary as of the Start Date will be at an annual rate of $1,250,000, which will be paid in substantially equal installments in accordance with the Company’s payroll policies. Your base salary will be reviewed from time to time, but at least annually, by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary as determined herein from time to time shall constitute your “base salary” for all purposes under this Offer Letter.

Annual Incentive. You will be eligible to participate in the Company’s Annual Incentive Plan for fiscal year 2013 with an annual target bonus opportunity equal to 150 percent of your base salary (“Annual Target Bonus”) and an annual maximum bonus opportunity equal to 300 percent of your base salary, prorated for the portion of the year that you are actually employed by the Company during fiscal year 2013, to be paid to you at the same time as annual bonuses are paid to senior executives of the Company generally, but in no event later than two and a half months after the end of the fiscal year. Your Annual Target Bonus will be reviewed from time to time, but at least annually, by the Board or the Compensation Committee.

Equity Incentive Grants. For fiscal year 2013, you will be awarded equity incentive grants with a target value of $8,000,000 (using the same valuation method as is used by the Company for grants of equity awards to other senior executives of the Company generally at such time) in accordance with the terms and conditions of the Company’s Incentive Compensation Plan, provided that the Company may make such grants as an “inducement award” and not expressly pursuant to such plan in which case the Company shall take all actions as are required to satisfy NYSE listing standards applicable to such grants and promptly after such grants shall file a Form S-8 registering the shares of common stock respecting such grants, (the “2013 Awards”). All such awards will be delivered to you on the same terms and conditions and in the same proportion as to the forms of equity award granted as long term incentive compensation awards granted to other senior executives of the Company in fiscal year 2013 generally (i.e., 20% as stock options time-vesting 33-1/3% per year, 50% as performance units time- and performance-vesting 33-1/3% per year and 30% restricted stock units time-vesting 33-1/3% per year), as determined by the Compensation Committee. Notwithstanding the foregoing, upon a termination of your employment by the Company without Cause (as defined below) or a resignation by you for Good Reason (as defined below), subject to your execution and non-revocation of a release as set forth in the Executive Agreement Plan (and not requiring as a condition of any payment hereunder or thereunder your agreement to any restriction on your activities post-termination to which you had not agreed prior to such termination), (1) occurring prior to the first annual vesting date, your 2013 Awards will vest 33.3% effective on the first annual vesting date, subject, in the case of any 2013 Awards subject to performance goals, to the achievement of any such performance goals; (2) occurring after the first annual vesting date, you will vest in a number of 2013 Awards (in addition to such number of awards as may have previously vested), as a result of your termination, subject, in the case of any 2013 Awards subject to performance goals, to the achievement of any such performance goals, equal to the product of (A) the number of shares subject to such 2013 Award scheduled to vest during such year and (B) a fraction, the numerator of which is the number of days from the last annual vesting date through your termination of employment and the denominator of which is 365; and (3) for such termination occurring at any time prior to your attaining age 65, any portion of your 2013 Awards that are stock options and vest as a result of such termination will be exercisable for not less than 45 days from the vesting date. Beginning in fiscal year 2014 and while you continue to be employed by the Company, you will be eligible to participate in the Company’s equity incentive plans as determined by the Compensation Committee in its discretion on terms and conditions comparable to other senior executives of the Company; provided that for purposes of such awards, and for purposes of determining the post- employment termination exercise period of the stock options granted under your 2013 Awards, you will be considered to be eligible for retirement treatment upon your attainment of age 65. For purposes of this Offer Letter, “Cause” and “Good Reason” shall have the meaning of those terms set forth in the employment agreement attached hereto as Exhibit A (without regard for any amendment or termination of such employment agreement after expiration of the Initial Term (as defined therein)).

“Make Whole” Payment. In replacement of compensation to be forfeited by you (as previously disclosed to the Company) as a result of your commencing employment with the Company, the Company agrees to pay you an amount in cash equal to $3,561,476 within 30 days following the Start Date (the “Make Whole Payment”). You agree to substantiate the amounts previously disclosed to the Company to the reasonable satisfaction of the Company as soon as practicable following the date hereof. To the extent the substantiation supports a lesser Make Whole Payment, the unsubstantiated amount will be forfeited and, if already paid, refunded by you to the Company. In the event that, within one year following the Start Date, your employment is terminated by the Company for Cause or you resign without Good Reason (and not due to your Disability, as defined in the Company’s Long-Term Disability Plan), you will immediately repay to the Company an amount equal to the product of (A) the after-tax amount of the Make Whole Payment and (B) a fraction, the numerator of which is the number of days from your termination of employment through the first anniversary of the Start Date and the denominator of which is 365. The Make Whole Payment shall not be taken into account for purposes of determining your entitlement under any compensation or benefit plan, program, policy, agreement or other arrangement of the Company or its subsidiaries.

Inducement Grant. Within 30 days of the Start Date, you will be granted a number of restricted shares of the Company’s common stock pursuant to the Incentive Compensation Plan equal to the quotient obtained by dividing $1,500,000 by the Fair Market Value (as defined in the Incentive Compensation Plan) of a share of the Company’s common stock as of the date of grant (the “Inducement Grant”), provided that the Company may make such grants as an “inducement award” and not expressly pursuant to such plan in which case the Company shall take all actions as are required to satisfy the NYSE listing standards applicable to such grants and promptly after such grants shall file a Form S-8 registering the shares of common stock respecting such grants. Subject to your continued employment through each applicable vesting date, one-third of the Inducement Grant shall vest on each of the first three anniversaries of the Start Date. Notwithstanding the foregoing, subject to your execution and non-revocation of a release in accordance with the terms therefor provided above, upon your termination of employment by the Company without Cause or by you for Good Reason or due to your death or Disability, the Inducement Grant shall immediately vest in full.

Other Benefit Plans. You, your spouse and your eligible dependents will be eligible to participate in the employee benefit plans of the Company consistent with your level and role at the Company. In addition, while you are employed by the Company and the Company continues to maintain the Directed Executive Compensation Program, you will be entitled to an annual cash payment equal to $54,000 pursuant to the Directed Executive Compensation Program. The Company will pay or reimburse your business expenses incurred in accordance with Company policies applicable to senior executives (or as otherwise may be agreed by the Board in its discretion). You will be entitled to payment of your relocation expenses in accordance with the Company’s homeowner relocation guidelines applicable to senior executives.

Paid Time Off. The Company has a Paid Time Off (“PTO”) policy that provides a bank of paid time for needs such as vacation, personal illness, family needs, etc. You will be eligible for 24 days of PTO annually, which will be prorated during your first year of employment based on the Start Date.

Severance. You will participate in the Company’s Executive Agreement Plan or its successor, as it may be amended from time to time (the “Executive Agreement Plan”). You will enter into an employment agreement effective on your Start Date, pursuant to the Executive Agreement Plan, in the form attached hereto as Exhibit A. The current terms and conditions of the Executive Agreement Plan (as amended) are in the form publicly filed with the Securities and Exchange Commission by the Company as Exhibit 10.4 to the Company’s 2008 annual report (Form 10-K), Exhibit 10.4(a) to the Company’s quarterly report (Form 10-Q) for March 31, 2009 and as Exhibit 10.4(b) the Company’s current report (Form 8-K) dated March 10, 2011.

Company Policies. You will be subject to all policies of the Company, including, without limitation, any stock ownership guidelines and incentive compensation clawback policies applicable to senior executives of the Company, as each policy is adopted or amended from time to time. Consistent with the terms of Company’s stock ownership guidelines, you will have five years to meet the requisite stock ownership level. By signing this Offer Letter you agree that your continued employment is contingent upon compliance with applicable regulatory, registration and licensing requirements, if any, now or in the future required of your position, including passing the appropriate exams or transferring existing license(s), if any, or completing any registration requirements, within any reasonable time limits imposed by the Company, and your compliance with applicable regulatory, registration and licensing.

Representation. You represent and warrant to the Company that, as of the Start Date, you are not a party to any agreement, containing any non-competition or non-solicitation provisions or any other restrictions (including, without limitation, any confidentiality provisions) that would result in any restriction on your ability to accept and perform this or any other position with the Company and its affiliates. Effective as of the Start Date, and prior to your Start Date, you will have resigned as a member of any for-profit boards of directors on which you served prior to the Start Date.

Tax Withholding. The Company may withhold from any amounts payable to you under this Offer Letter or otherwise such United States federal, state or local or foreign taxes as will be required to be withheld pursuant to any applicable law or regulation.

Indemnification. The Company shall, at all times during which you may be subject to liability for your acts and omissions to act occurring while you are an officer of the Company or a member of the Board, indemnify you and hold you harmless to the maximum extent permitted under the Company’s charter, by-laws and applicable law and shall cover you as an insured under the Company’s contract of officers and directors liability insurance that covers members of the Board.

Entire Agreement; Amendments; Counterparts. This Offer Letter, and the Executive Agreement Plan and the related employment agreement attached hereto as Exhibit A, each as amended by the Offer Letter, constitute the entire agreement of the parties and supersede all prior agreements. In the event of any inconsistency between any provision of this Offer Letter and any provision of any other plan, program, agreement or other arrangement of the Company, including, without limitation, the Executive Agreement Plan and the related employment agreement, the provisions of this Offer Letter will control. This Offer Letter may be terminated or amended only in a writing signed by the Company and you. This Offer Letter may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same.

Governing Law and Employment “At Will”. This Offer Letter (and such portions of the employment agreement entered into pursuant to the Executive Agreement Plan as are made applicable under this Offer Letter) and your employment will be governed by Indiana law, without reference to principles of conflict of laws. You and the Company agree that your employment with the Company constitutes “at-will” employment, subject to the above terms of this Offer Letter, and this employment relationship may be terminated at any time, upon written notice to the other party, for any reason, at the option either of you or the Company; provided that you give the Company 30 days’ advance notice of your decision to resign.

[Signature Page Follows Immediately After This Page]

We are excited about the important contributions you will make to the Company and look forward to your acceptance of our offer. Please indicate your acceptance of these terms by signing below and returning a copy to me by close of business on February 8, 2013.

Very truly yours,

/s/ Ramiro G. Peru
Name: Ramiro G. Peru
Title:	Chairman, Compensation Committee WellPoint, Inc. Board of Directors

Accepted and agreed:

/s/ Joseph R. Swedish
JOSEPH R. SWEDISH

Date: February 8, 2013

EXHIBIT A

Employment Agreement under Executive Agreement Plan

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of             , 2013 (the “Agreement Date”), between WellPoint, Inc., an Indiana corporation (“WellPoint”) with its headquarters and principal place of business in Indianapolis, Indiana (WellPoint, together with its subsidiaries and affiliates are collectively referred to herein as the “Company”), and the person listed on Schedule A (the “Executive”).

W  I  T  N  E  S  S   E  T  H

WHEREAS, the Company desires to retain the services of Executive and to provide Executive an opportunity to receive severance to which Executive is not otherwise entitled in return for the diligent and loyal performance of Executive’s duties and Executive’s agreement to reasonable and limited restrictions on Executive’s post-employment conduct to protect the Company’s investments in its intellectual property, employee workforce, customer relationships and goodwill;

WHEREAS, Executive has entered into an offer letter with the Company, dated February 6, 2013, to which this Agreement is attached as an exhibit and to which this Agreement is subject (“Offer Letter”);

WHEREAS, the Company has established the WellPoint, Inc. Executive Agreement Plan (“Plan”) to provide certain benefits for participants who enter into an employment agreement in the form of this Agreement; and

WHEREAS, Executive is not required to execute this Agreement as a condition of employment; rather, Executive is entering into this Agreement to enjoy the substantial additional payments and benefits available under the Plan and the Designated Plans (as hereinafter defined).

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION/DUTIES.

(a) During the Employment Period (as defined in Section 2 below), Executive shall (1) be employed by the Company in the position set forth on Schedule A, with such duties as are commensurate with such position and duties as set forth in the Offer Letter, (2) report to the Board of Directors of the Company (the “Board”), (3) be appointed to the Board effective as of the Start Date (as defined in the Offer Letter) and nominated for reelection to the Board in each such year thereafter in which Executive’s term as a director is set to expire and such Board service shall be for no additional compensation, (4) serve as a member of the board of directors of any of the Company’s subsidiaries to which Executive is elected for no additional compensation, and (5) perform his duties primarily at the Company’s headquarters in Indianapolis, Indiana.

(b) During the Employment Period, Executive shall comply with Company policies and procedures, and shall devote all of Executive’s business time, energy and skill, best efforts and undivided business loyalty to the performance of Executive’s duties with the Company. Executive further agrees that while employed by the Company he shall not perform any services for remuneration for or on behalf of any other entity without the advance written consent of the Company. Notwithstanding the foregoing, during the Employment Period, Executive will be permitted to (A) serve on civic or charitable boards or committees and (B) serve on one non-competitive for-profit board, so long as such activities do not significantly interfere with the performance of Executive’s responsibilities as an employee and officer of the Company in accordance with this Agreement.

2. EMPLOYMENT PERIOD. Subject to the termination provisions hereinafter provided, the initial term of Executive’s employment under this Agreement shall commence on the Agreement Date listed above and end on the Anniversary Date which is two years after the Agreement Date (the “Initial Term”); provided, however, that commencing on the day following the first anniversary of the Agreement Date the term will automatically be extended each day by one day, until a date (the “Expiration Date”) which is the first annual anniversary of the first date on which either the Company or Executive delivers to the other written notice of non renewal. The term beginning on the Agreement Date and ending on the Expiration Date shall constitute the “Employment Period” for purposes of this Agreement. Expiration of this Agreement shall not be construed to terminate the employment of Executive. If the employment of Executive does not terminate on or before the Expiration Date in accordance with this Agreement, Executive shall continue to be an employee at will of the Company after the Expiration Date unless such employment is otherwise terminated by the Company or Executive.

3. BASE SALARY. The Company agrees to pay Executive a base salary at an annual rate set forth on Schedule A, payable in accordance with the regular payroll practices of the Company. Executive’s Base Salary shall be subject to annual review by the Company. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. BONUS. During the Employment Period, Executive shall be eligible to receive consideration for an annual bonus upon such terms as adopted from time to time by the Company. The Annual Target Bonus and the Maximum Bonus for which Executive is eligible for the year in which this Agreement is executed is specified in Schedule A to this Agreement, prorated for the portion of the year that Executive is actually employed by the Company during fiscal year 2013.

5. BENEFITS. Executive, his or her spouse and their eligible dependents shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its executives at a level commensurate with Executive’s position, subject to satisfying the applicable eligibility requirements therefor, in addition to the benefits available under the Plan. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time in accordance with its terms.

6. TERMINATION. Executive’s employment and the Employment Period shall terminate on the first of the following to occur:

(a) DISABILITY. Subject to applicable law, upon 10 days’ prior written notice by the Company to Executive of termination due to Disability. “Disability” shall have the meaning defined in the Company’s Long Term Disability Plan.

(b) DEATH. Automatically on the date of death of Executive.

(c) CAUSE. The Company may terminate Executive’s employment hereunder for Cause immediately upon written notice by the Company to Executive of a termination for Cause. “Cause” shall have the meaning defined for that term in the Plan; provided that, notwithstanding anything in the Plan to the contrary, during the Initial Term, (A) clause (vii) of the “Cause” definition for Executive shall read in its entirety “(vii) conduct which brings the Company into substantial public disgrace or disrepute;” and (B) for purposes of the Cause definition, no act or omission to act will be “willful” if conducted in good faith and with a reasonable belief that such act or omission was in the best interests of the Company.

(d) WITHOUT CAUSE. Upon written notice by the Company to Executive of an involuntary termination without Cause, other than for death or Disability.

(e) BY EXECUTIVE. Upon written notice by Executive to the Company with or without Good Reason as defined in the plan; provided that, notwithstanding anything in the Plan to the contrary, for the Initial Term, (A) the “Good Reason” definition for Executive at any time before or after a Change in Control will include the occurrence of the events set forth in clauses (i), (ii), (iii) or (iv) of the Good Reason definition in the Plan and (B) clause (i) of the Good Reason definition in the Plan for Executive shall read in its entirety “(i) a material reduction during any twenty-four (24) month period in Executive’s Annual Salary, or in Executive’s annual total cash compensation (including Annual Salary and Target Bonus, but excluding for this purpose the one-time “make whole payment” set forth in the Offer Letter).”

7. CONSEQUENCES OF TERMINATION. The Executive’s entitlement to payments and benefits upon termination shall be as set forth in the Plan; provided that, notwithstanding anything in the Plan or elsewhere in this Agreement to the contrary, the provisions set forth in the paragraph titled “Severance” in the Offer Letter shall apply for so long as those provisions are effective in accordance with the terms thereof.

8. RELEASE. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond Accrued Benefits shall only be payable if Executive delivers to the Company and does not revoke a general release of all claims in a form tendered by the Company which shall be substantially similar to the form attached as Exhibit B to the Plan or such other form acceptable to the Company within thirty (30) days of Executive’s termination of employment.

9. RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY.

(i) Executive recognizes that the Company derives substantial economic value from information created and used in its business which is not generally known by the public, including, but not limited to, plans, designs, concepts, computer programs, formulae, and equations; product fulfillment and supplier information; customer and supplier lists, and confidential business practices of the Company, its affiliates and any of its customers, vendors, business partners or suppliers; profit margins and the prices and discounts the Company obtains or has obtained or at which it sells or has sold or plans to sell its products or services (except for public pricing lists); manufacturing, assembling, labor and sales plans and costs; business and marketing plans, ideas, or strategies; confidential financial performance and projections; employee compensation; employee staffing and recruiting plans and employee personal information; and other confidential concepts and ideas related to the Company’s business (collectively, “Confidential Information”). Executive expressly acknowledges and agrees that by virtue of his or her employment with the Company, Executive will have access and will use in the course of Executive’s duties certain Confidential Information and that Confidential Information constitutes trade secrets and confidential and proprietary business information of the Company, all of which is the exclusive property of the Company. For purposes of this Agreement, Confidential Information includes the foregoing and other information protected under the Indiana Uniform Trade Secrets Act (the “Act”), or to any comparable protection afforded by applicable law, but does not include information that Executive establishes by clear and convincing evidence, is or may become known to Executive or to the public from sources outside the Company and through means other than a breach of this Agreement.

(ii) Executive agrees that Executive will not for himself or herself or for any other person or entity, directly or indirectly, without the prior written consent of the Company, while employed by the Company and thereafter: (1) use Confidential Information for the benefit of any person or entity other than the Company or its affiliates; (2) remove, copy, duplicate or otherwise reproduce any document or tangible item embodying or pertaining to any of the Confidential Information, except as required to perform Executive’s duties for the Company or its affiliates; or (3) while employed and thereafter, publish, release, disclose or deliver or otherwise make available to any third party any Confidential Information by any communication, including oral, documentary, electronic or magnetic information transmittal device or media. Upon termination of employment, Executive shall return all Confidential Information and all other property of the Company. This obligation of non-disclosure and non-use of information shall continue to exist for so long as such information remains Confidential Information.

(b) DISCLOSURE AND ASSIGNMENT OF INVENTIONS AND IMPROVEMENTS. Without prejudice to any other duties express or implied imposed on Executive hereunder it shall be part of Executive’s normal duties at all times to consider in what manner and by what methods or devices the products, services, processes, equipment or systems of the Company and any customer or vendor of the Company might be improved and promptly to give to the Board or its designee full details of any improvement, invention, research, development, discovery, design, code, model, suggestion or innovation (collectively called “Work Product”), which Executive (alone or with others) may make, discover, create or conceive in the course of Executive’s employment. Executive acknowledges that the Work Product is the property of the Company. To the extent that any of the Work Product is capable of protection by copyright, Executive acknowledges that it is created within the scope of Executive’s employment and is a work made for hire. To the extent that any such material may not be a work made for hire, Executive hereby assigns to the Company all rights in such material. To the extent that any of the Work Product is an invention, discovery, process or other potentially patentable subject matter (the “Inventions”), Executive hereby assigns to the Company all right, title, and interest in and to all Inventions. The Company acknowledges that the assignment in the preceding sentence does not apply to an Invention that Executive develops entirely on his or her own time without using the Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

(1)	relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or

(2)	result from any work performed by Executive for the Company.

Execution of this Agreement constitutes Executive’s acknowledgment of receipt of written notification of this Section and of notice of the general exception to assignments of Inventions provided under the Uniform Employee Patents Act, in the form adopted by the state having jurisdiction over this Agreement or provision, or any comparable applicable law.

(c) NON-COMPETITION. During the Employment Period, and any period in which Executive is employed by the Company during or after the Employment Period, and during the period of time after Executive’s termination of employment as set forth in Schedule A (the “Restricted Period”), Executive will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in a Restricted Territory and perform a Restricted Activity with a Competitor, as those terms are defined herein.

(i) Competitive Position means any employment or performance of services with a Competitor (A) in which Executive has executive level duties for such Competitor, or (B) in which Executive will use any Confidential Information of the Company.

(ii) Restricted Territory means any geographic area in which the Company does business and in which Executive had responsibility for, or Confidential Information about, such business within the thirty six (36) months prior to Executive’s termination of employment from the Company.

(iii) Restricted Activity means any activity for which Executive had responsibility for the Company within the thirty-six (36) months prior to Executive’s termination of employment from the Company or about which Executive had Confidential Information.

(iv) Competitor means any entity or individual (other than the Company), engaged in management of network based managed care plans and programs, or the performance of managed care services, health insurance, long term care insurance, dental, life or disability insurance, behavioral health, vision, flexible spending accounts, COBRA administration or other products or services substantially the same or similar to those offered by the Company while Executive was employed, or other products or services offered by the Company within twelve (12) months after the termination of Executive’s employment if Executive had responsibility for, or Confidential Information about, such other products or services while Executive was employed by the Company.

(d) NON-SOLICITATION OF CUSTOMERS. During the Restricted Period, Executive will not, either individually or as an employee, partner, consultant, independent contractor, owner, agent, or in any other capacity, directly or indirectly, for a Competitor of the Company as defined in Section 9(c)(iv) above: (i) solicit business from any client or account of the Company or any of its affiliates with which Executive had contact, or responsibility for, or about which Executive had knowledge of Confidential Information by reason of Executive’s employment with the Company, (ii) solicit business from any client or account which was pursued by the Company or any of its affiliates and with which Executive had contact, or responsibility for, or about which Executive had knowledge of Confidential Information by reason of Executive’s employment with the Company, within the twelve (12) month period prior to termination of employment. For purposes of this provision, an individual policyholder in a plan maintained by the Company or by a client or account of the Company under which individual policies are issued, or a certificate holder in such plan under which group policies are issued, shall not be considered a client or account subject to this restriction solely by reason of being such a policyholder or certificate holder.

(e) NON-SOLICITATION OF EMPLOYEES. During the Restricted Period, Executive will not, either individually or as an employee, partner, independent contractor, owner, agent, or in any other capacity, directly or indirectly solicit, hire, attempt to solicit or hire, or participate in any attempt to solicit or hire, for any non-Company affiliated entity, any person who on or during the six (6) months immediately preceding the date of such solicitation or hire is or was an officer or employee of the Company, or whom Executive was involved in recruiting while Executive was employed by the Company.

(f) NON-DISPARAGEMENT. Executive agrees that he or she will not, nor will he or she cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the Company or the business reputation of the Company’s directors, employees, officers and managers. Further, the Participant will not at any time make any verbal or written statement to any media outlet regarding the Company. The Company agrees not to make any official statement, and to instruct its directors and executive officers not to make any statement or cause or assist any other person to make any statement, to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming Executive or his business reputation and any such statement by an executive officer of the Company shall be treated by the Company as a breach of the Company’s code of conduct that is subject to discipline of such executive officer up to and including termination of employment.

(g) CESSATION AND RECOUPMENT OF SEVERANCE PAYMENTS AND OTHER BENEFITS. If at any time Executive breaches any provision of this Section 9, then: (i) the Company shall cease to provide any further Severance Pay or other benefits previously received under the Plan and Executive shall repay to the Company all Severance Pay and other benefits previously received under the Plan, (ii) all unexercised Company stock options under any Designated Plan (as defined in the Plan) whether or not otherwise vested shall cease to be exercisable and shall immediately terminate; (iii) Executive shall forfeit any outstanding restricted stock or other outstanding equity award made under any Designated Plan and not otherwise vested on the date of breach; and (iv) Executive shall pay to the Company (A) for each share of common stock of the Company (“Common Share”) acquired on exercise of an option under a Designated Plan within the 24 months prior to such breach, the excess of the fair market value of a Common Share on the date of exercise over the exercise price, and (B) for each Share of restricted stock that became vested under any Designated Plan within the 24 months prior to such breach, the fair market value (on the date of vesting) of a Common Share. Any amount to be repaid pursuant to this Section 9(g) shall be held by Executive in constructive trust for the benefit of the Company and shall, upon written notice from the Company, within 10 days of such notice, be paid by Executive to the Company with interest from the date such Common Share was acquired or the share of restricted stock became vested, as the case may be, to the date of payment, at 120% of the applicable federal rate, determined under Section 1274(d) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). Any amount described in clauses (i), (ii) or (iii) that Executive forfeits as a result of a breach of the provisions of Sections 9 shall not reduce any money damages that would be payable to the Company as compensation for such breach. The amount to be repaid pursuant to this Section 9(g) shall be determined on a gross basis, without reduction for any taxes incurred, as of the date of the realization event, and without regard to any subsequent change in the fair market value of a Common Share. The Company shall have the right to offset such gain against any amounts otherwise owed to Executive by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement other than any amount pursuant to any nonqualified deferred compensation plan under Section 409A of the Code). For purposes of this Section 9(g), a “Designated Plan” is each annual bonus and incentive plan, stock option, restricted stock, or other equity compensation or long-term incentive compensation plan, deferred compensation plan, or supplemental retirement plan, listed on Exhibit C to the Plan. The provisions of this Section 9(g) shall apply to awards described in clauses (i), (ii), (iii) and (iv) of this Section earned or made after the date Executive becomes a participant in the Plan and executes this Agreement, and to awards earned or made prior thereto which by their terms are subject to cessation and recoupment under terms similar to those of this paragraph.

(h) EQUITABLE RELIEF AND OTHER REMEDIES—CONSTRUCTION.

(i) Executive acknowledges that each of the provisions of this Agreement are reasonable and necessary to preserve the legitimate business interests of the Company, its present and potential business activities and the economic benefits derived therefrom; that they will not prevent him or her from earning a livelihood in Executive’s chosen business and are not an undue restraint on the trade of Executive, or any of the public interests which may be involved.

(ii) Executive agrees that beyond the amounts otherwise to be provided under this Agreement and the Plan, the Company will be damaged by a violation of this Agreement and the amount of such damage may be difficult to measure. Executive agrees that if Executive commits or threatens to commit a breach of any of the covenants and agreements contained in Sections 9 and 10 to the extent permitted by applicable law, then the Company shall have the right to seek and obtain all appropriate injunctive and other equitable remedies, without posting bond therefor, except as required by law, in addition to any other rights and remedies that may be available at law or under this Agreement, it being acknowledged and agreed that any such breach would cause irreparable injury to the Company and that money damages would not provide an adequate remedy. Further, if Executive violates Section 9(b)—(e) hereof Executive agrees that the period of violation shall be added to the Period in which Executive’s activities are restricted.

(iii) Notwithstanding the foregoing, the Company will not seek injunctive relief to prevent an Executive residing in California from engaging in post termination competition in California under Section 9(c) or 9(d) of this Agreement provided that the Company may seek and obtain relief to enforce Section 9(g) of this Section with respect to such Executives.

(iv) The parties agree that the covenants contained in this Agreement are severable. If an arbitrator or court shall hold that the duration, scope, area or activity restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or activity restrictions reasonable and enforceable under such circumstances shall be substituted for the stated duration, scope, area or activity restrictions to the maximum extent permitted by law. The parties further agree that the Company’s rights under Section 9(g) should be enforced to the fullest extent permitted by law irrespective of whether the Company seeks equitable relief in addition to relief provided thereon or if the arbitrator or court deems equitable relief to be inappropriate.

(i) SURVIVAL OF PROVISIONS. The obligations contained in this Section 9 above and Section 10 below shall survive the cessation of the Employment Period and Executive’s employment with the Company and shall be fully enforceable thereafter; provided, however, (a) if the Plan is terminated or this Agreement expires after the Initial Term, the Restricted Period will expire, and (b) if the severance period under the Plan is reduced following the Initial Term or Base Salary or Annual Target Bonus is excluded as a component of severance in a manner that has the same economic effect as a reduction in the severance period, the duration of the Restricted Period will be reduced to the duration of the severance period.

10. COOPERATION. While employed by the Company and for two years (or, if longer, for so long as any claim referred to in Section 3.10 of the Plan remains pending) after the termination of Executive’s employment for any reason, Executive will provide cooperation and assistance to the Company as provided in Section 3.10 of the Plan.

11. NOTIFICATION OF EXISTENCE OF AGREEMENT. Executive agrees that in the event that Executive is offered employment with another employer (including service as a partner of any partnership or service as an independent contractor) at any time during the existence of this Agreement, or such other period in which post termination obligations of this Agreement apply, Executive shall immediately advise said other employer (or partnership) of the existence of this Agreement and shall immediately provide said employer (or partnership or service recipient) with a copy of Sections 9 and 10 of this Agreement.

12. NOTIFICATION OF SUBSEQUENT EMPLOYMENT. Executive shall report promptly to the Company any employment with another employer (including service as a partner of any partnership or service as an independent contractor or establishment of any business as a sole proprietor) obtained during the period in which Executive’s post termination obligations set forth in Section 9(b)—(f) apply.

13. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile or e-mail, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At the address (or to the facsimile number) shown

on the records of the Company

If to the Company:

Randal L. Brown

Executive Vice President and Chief Human Resources Officer

WellPoint, Inc.

120 Monument Circle

Indianapolis, IN 46204

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. Capitalized terms not defined hereunder or made applicable under the Offer Letter shall have the meaning set forth in the Plan. In the event of any inconsistency between any provision of the Offer Letter and any provision of any other plan, program, agreement or other arrangement of the Company, including, without limitation, this Agreement and the Plan, the provisions of the Offer Letter will control. For so long as, and to the extent that, the Offer Letter applies and any terms of this Agreement apply pursuant to the Offer Letter, in the event of any inconsistency between any provision of this Agreement and the Plan, the provisions of this Agreement shall control.

15. SUCCESSORS AND ASSIGNS—BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns, as the case may be. The Company may assign this Agreement to any affiliate of the Company and to any successor or assign of all or a substantial portion of the Company’s business. Executive may not assign or transfer any of his rights or obligations under this Agreement. This Agreement, and the Offer Letter constitute the entire agreement of the parties and supersede all prior agreements. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same.

16. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17. DISPUTE RESOLUTION.

(a) In the event of any dispute arising out of or relating to this Agreement the determinations of fact and the construction of this Agreement or any other determination by the Committee in its sole and absolute discretion pursuant to Section 6.3 of the Plan shall be final and binding on all persons and may not be overturned in any arbitration or any other proceeding unless the party challenging the Committee’s determination can demonstrate by clear and convincing evidence that a determination of fact is clearly erroneous or any other determination by the Committee is arbitrary and capricious; provided, however, that if a claim relates to benefits due following a Change in Control (as defined in the Plan), the Committee’s determination shall not be final and binding if the party challenging the Committee’s determination establishes by a preponderance of the evidence that he or she is entitled to the benefit in dispute.

(b) Any dispute arising out of or relating to this Agreement shall first be presented to the Committee pursuant to the claims procedure set forth in Section 5.2 of the Plan and the claims review procedure of Section 5.3 of the Plan within the times therein provided. In the event of any failure timely to use and exhaust such claims procedure, and the claims review procedures, the decision of the Committee on any matter respecting this Agreement shall be final and binding and may not be challenged by further arbitration, or any other proceeding.

(c) Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, which has not been resolved as provided in paragraph (b) of this Section as provided herein shall be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect, by a sole arbitrator. The Company shall be initially responsible for the payment of any filing fee and advance in costs required by CPR or the arbitrator, provided, however, if Executive initiates the claim, Executive will contribute an amount not to exceed $250.00 for these purposes. During the arbitration, each Party shall pay for its own costs and attorneys fees, if any. Attorneys fees and costs should be awarded by the arbitrator to the prevailing party pursuant to Section 19 below.

(d) The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator shall not have the right to award speculative damages or punitive damages to either party except as expressly permitted by statute (notwithstanding this provision by which both parties hereto waive the right to such damages) and shall not have the power to amend this Agreement. The arbitrator shall be required to follow applicable law. The place of arbitration shall be Indianapolis, Indiana. Any application to enforce or set aside the arbitration award shall be filed in a state or federal court located in Indianapolis, Indiana.

(e) Any demand for Arbitration must be made or any other proceeding filed within six (6) months after the date of the Committee’s decision on review pursuant to Section 5.3 of the Plan.

(f) Notwithstanding the foregoing provisions of this Section, an action to enforce this Agreement shall be filed within eighteen (18) months after the party seeking relief had actual or constructive knowledge of the alleged violation of this Agreement or any party shall be able to seek immediate, temporary, or preliminary injunctive or equitable relief from a court of law or equity if, in its judgment, such relief is necessary to avoid irreparable damage. To the extent that any party wishes to seek such relief from a court, the parties agree to the following with respect to the location of such actions. Such actions brought by Executive shall be brought in a state or federal court located in Indianapolis, Indiana. Such actions brought by the Company shall be brought in a state or federal court located in Indianapolis, Indiana; Executive’s state of residency; or any other forum in which Executive is subject to personal jurisdiction. Executive specifically consents to personal jurisdiction in the State of Indiana for such purposes.

(g) IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE, THEN EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

18. GOVERNING LAW. This Agreement forms part of an employee benefit plan subject to the Employee Retirement Income Security Act of 1974 (“ERISA”), and shall be governed by and construed in accordance with ERISA and, to the extent applicable and not preempted by ERISA, the law of the State of Indiana applicable to contracts made and to be performed entirely within that State, without regard to its conflicts of law principles. Any reference to the “Chief Executive Officer” under the Plan will be considered to refer to the Compensation Committee of the Board of Directors of the Company as the Plan applies to Executive.

19. ATTORNEYS’ FEES. In the event of any contest arising under or in connection with this Agreement, the arbitrator or court, as applicable, shall award the prevailing party attorneys’ fees and costs to the extent permitted by applicable law.

20. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or director as may be designated by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement and the Plan and together with all exhibits thereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

21. OTHER EMPLOYMENT ARRANGEMENTS. Except for the Offer Letter or as set forth on Schedule A or provided in Section 2.1(a)(i) of the Plan, any severance or change in control plan or agreement (other than the Plan) or other similar agreements or arrangements between Executive and the Company, shall, effective as of the Effective Date, be superseded by this Agreement and the Plan and shall therefore terminate and be null and void and of no force or effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WELLPOINT, INC.

By:
Name:
Its:
Date:

EXECUTIVE

Date:

SCHEDULE A

1. Name of Executive	Joseph R. Swedish

2. Position	Chief Executive Officer

3. Base Salary	$1,250,000

4. Annual Target Bonus and Maximum Bonus Opportunity	150% and 300% of Base Salary

5. Severance Payments and Benefits in the case of a Termination Without Cause or With Good Reason and in the absence of a Change in Control to be paid over the period indicated at times corresponding with the Company’s normal payroll dates	24 months base salary and bonus and benefit continuation per the Plan

6. Severance Payments and Benefits in the case of a Termination Without Cause during an Imminent Change in Control Period or during the thirty-six (36) month period after a Change in Control or a Termination by Executive with Good Reason during the thirty six (36) month period after a Change in Control	36 months base salary and bonus and benefit continuation per the Plan

7. Non Solicitation and Non Competition Period following Termination of Employment for any reason	18 months